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                                                                  Exhibit (e)(2)

                           [MORGAN KEEGAN LETTERHEAD]

                                  May 1, 2000

William J. Liles III
135 Riverview Drive
Richland, Mississippi 39218

     Re:  Confidentiality Agreement

Dear Mr. Low:

          Morgan Keegan & Company, Inc. ("Morgan Keegan") is representing the Special Committee of the Board of Directors of KLLM Transport Services, Inc. (the "Company") in connection with the proposed sale of the Company. You may request confidential information from Morgan Keegan or the Company concerning the Company, and this information will be used solely in connection with your evaluation of a possible transaction (the "Transaction") with the Company. Except as set forth in the penultimate paragraph of this letter, any such information is referred to herein as "Information." By accepting such Information, you agree that such Information will be kept strictly confidential except as permitted herein. You agree to use such Information solely for the purposes stated herein. Notwithstanding the above, if in the opinion of your counsel, disclosure of the Information is advisable in order to comply with law, such Information may be so disclosed.

          You agree to provide Information only to your agents or professional advisors (such as attorneys, accountants and bankers), your "affiliates" (as defined in the Securities Act of 1933, as amended), potential financing sources or co-investors for the exclusive purpose of evaluating the Transaction, all of whom shall be informed by you of this agreement and shall agree to be bound by the terms of this agreement. You shall be responsible for any unauthorized use or disclosure of Information by any such third parties.

          You agree upon the request of either the Company or Morgan Keegan to return to Morgan Keegan or the Company all Information sent to you by Morgan Keegan or the Company at your request without retaining any copies or extracts, and that you will destroy all memoranda, notes or other documents prepared by you or on your behalf based upon such Information; provided, however, that your legal counsel may retain one copy of such Information solely for purposes of evidencing such Information in the event of litigation or threatened litigation relating to such Information.

          You agree that the Company may be irreparably injured by a breach of this agreement by you or your representatives, that monetary remedies may be inadequate to protect the Company against any actual or threatened breach of this agreement by you or by your representatives, and that the Company shall be entitled to specific performance or other equitable relief as a remedy for any breach. Such remedy shall not be deemed to be the exclusive remedy for a breach of this agreement but shall be in addition to all other remedies available at law or equity. The prevailing party shall pay the other party's costs and expenses in any action to enforce the terms of this letter. This letter shall be governed by the laws of the State in which the Company is headquartered. This agreement may be executed and delivered in counterpart copies and by facsimile.
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          The foregoing restrictions with respect to the Information shall not apply to any Information which (i) becomes generally available to the public other than as a result of a breach of any confidentiality obligation, (ii) was available to you on a non-confidential basis prior to disclosure to you by the Company or Morgan Keegan, (iii) is independently developed by you, (iv) becomes lawfully available to you on a non-confidential basis from a source other than the Company or Morgan Keegan, provided that such source is not known by you to be subject to a confidentiality obligation in favor of us or the Company, or (v) has been expressly approved in writing by the Company for your use or disclosure. Nothing contained in this agreement shall be construed to limit your use or disclosure of Information in connection with fulfilling your position as Chairman, President and Chief Executive Officer of the Company.

          If the foregoing is acceptable, please execute this Agreement in the space provided below and return one copy of this letter to Morgan Keegan.


Sincerely,

MORGAN KEEGAN & COMPANY, INC.


By:  /s/ John H. Grayson
     --------------------
Title:  Managing Director



Accepted and agreed to as of the date written below:


By:  /s/ William J. Liles, III
     -------------------------
     William J. Liles, III

Date:  5/1/00

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